Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred by Invesco Mortgage Capital Inc. (the “Company”) in connection with the issuance and sale of up to 17,000,000 shares of the Company’s common stock, $0.01 par value per share, other than compensation payable to JMP Securities LLC as sales agent under the equity distribution agreement for such offering. All fees, except the Securities and Exchange Commission registration fee and the NYSE listing fee, are estimates.

Securities and Exchange Commission registration fee	$38,647.29
NYSE listing fee	10,000.00
Legal fees and expenses	170,000.00
Accounting fees and expenses	95,000.00
Printing and engraving expenses	16,000.00

Total	$329,647.29